EXHIBIT 10.23

SUBLEASE AGREEMENT

THIS SUBLEASE, made as of the 14th day of November, 2011, between AMERICAN PARA PROFESSIONAL SYSTEMS, INC. (hereinafter called "Sublessor"), having an office at One Jericho Plan, Jericho, New York 11753, and AMERICAN LEARNING CORPORATION (hereinafter called "Subtenant"), having an office at One Jericho Plaza, Jericho, New York 11753.

WITNESSETH, that the parties hereto agree as follows:

ARTICLE 1

Premises

1.01        For the purposes of this Sublease, unless the context otherwise requires:

(a)           The term "Underlying Lease" shall mean the lease dated as of August 20, 1993 between One-Two Jericho Plaza Owner LLC (successor-in-interest to Chasco Company LLC), as landlord ("Landlord"), and Sublessor, as tenant, as amended by agreements including the Agreement dated as of December 21, 2010 (the "Latest Amendment"), covering a portion of the main floor (Wing A) as more particularly described in the Underlying Lease (the "Premises") in the building (the "Building") known as One Jericho Plaza, New York.

(b)           The term "Subleased Premises" shall mean that portion of the Premises approximately set forth on Exhibit "A", annexed hereto and made a part hereof.

ARTICLE 2

Term.

2.01        Sublessor hereby leases to Subtenant and Subtenant hereby hires from Sublessor the Subleased Premises, for a term commencing on the Effective Date (as defined in the Underlying Lease) (hereinafter called the "Commencement Date") and ending on the day immediately preceding the Expiration Date (as defined in the Underlying Lease), or such later date to which the term of the Underlying Lease may be extended or such earlier date upon which said term may expire or be terminated pursuant to any of the conditions or covenants of this Sublease or pursuant to law (such date hereinafter referred to as the "Expiration Date").

ARTICLE 3

Underlying Premises.

3.01        The parties agree that this Sublease and Subtenant's tenancy hereunder shall be and remain subject and subordinate to the Underlying Lease, and to all matters and documents to which the Underlying Lease is, or shall become, subject. Photocopies of the Underlying Lease have been delivered to and reviewed by Subtenant.

ARTICLE 4

Incorporation of Terms.

4.01        The terms, covenants, conditions and provisions contained in the Underlying Lease are incorporated herein by reference, and shall, as between Sublessor and Subtenant constitute the terms, covenants, conditions and provisions of this Sublease, except to the extent that they are inapplicable to, inconsistent with, or modified by the provisions of this instrument. The parties agree to observe and perform the terms, covenants, conditions and provisions on their respective parts to be observed and performed hereunder, including but not limited to those terms, covenants, conditions and provisions of the Underlying Lease which are incorporated herein. It is hereby agreed that (a) references in the Underlying Lease to the "Office Space" or "Demised Premises" or "Substitute Office Space" shall be deemed to refer to the "Subleased Premises" hereunder, (b) references in the Underlying Lease to "Landlord" shall be deemed to refer to "Sublessor" hereunder, (c) references in the Underlying Lease to "Tenant" shall be deemed to refer to "Subtenant" hereunder, (d) references in the Underlying Lease to "this Lease" shall be deemed to refer to "this Sublease", (e) references in the Underlying Lease to the "term of this Lease" or words of similar import shall be deemed to mean the "term of this Sublease", and (f) references in the Underlying Lease to "Basic Rent" and "Additional Rent" shall be deemed to refer to the "fixed rent" and "Additional Rent", respectively, hereunder. Any terms used in this Sublease and not otherwise defined herein shall have the meanings ascribed to such terms in the Underlying Lease.

ARTICLE 5

Rent.

5.01        Subtenant shall pay to Sublessor, without notice or demand and without any abatement (except as set forth in Section 5.02 below), deduction or set off whatsoever, in lawful money of the United States of America, fixed annual rent (hereafter sometimes called "fixed rent") in the following amounts:

Period	Annual Basic Rent
December 1, 2011 through November 30, 2012	$42,990.10
December 1, 2012 through November 30, 2013	$44,279.81
December 1, 2013 through November 30, 2014	$45,608.20
December 1, 2014 through November 30, 2015	$50,250.11
December 1, 2015 through November 30, 2016	$51,757.62
December 1, 2016 through November 30, 2017	$53,310.35
December 1, 2017 through Expiration Date	$54,909.66

5.02        Provided that there has been no event of default by Subtenant, which is continuing beyond any applicable period for notice and cure, Annual Basic Rent for the months of December 2011, January 2012 and December 2012 shall be fully abated, provided, however, that such abated rent may be recovered by Sublessor in any action for damages under Article 15 of the Underlying Lease commenced after the termination of the Underlying Lease due to an event to default.

5.03        If by reason of any of the provisions of this Sublease, the term hereof shall commence with respect to all or any of the Sublease Premises on a day other than the first day of a month, fixed rent for such month shall be prorated on a per diem basis.

5.04        Subtenant shall also pay to Sublessor "Additional Rent" consisting of all such other sums of money as shall become due from and payable by Subtenant to Sublessor under this Sublease.

ARTICLE 6

Termination of Underlying Lease.

6.01        If for any reason the term of the Underlying Lease is terminated prior to the Expiration Date, this Sublease shall thereupon be terminated.

ARTICLE 7

Underlying Lease Modifications, Deletions and Insertions.

7.01        For purposes of incorporation of the Underlying Lease into this Sublease:

A.       Addresses for notice to Sublessor and Subtenant shall be the addresses therefor first hereinabove stated,

B.        References in the Underlying Lease to the Storage Space shall not apply to the Subleased Premises.

C.        For purposes of incorporating the Underling Lease into this Sublease, the term "Tenant's Proportionate Share" shall be deemed to mean ".54%".

D.       Any obligation under the Underlying Lease for the performance by Landlord of any alterations, construction, maintenance or repairs or the providing of any services to the Premises shall in no event be or become an obligation of Sublessor and Subtenant shall look solely to Landlord for the performance thereof.

ARTICLE 8

Miscellaneous.

8.01        If any provisions of this Sublease shall be at variance with the provisions of the Underlying Lease, the provisions of this Sublease shall prevail. This Sublease shall not be changed orally but only by an agreement in writing signed by the party against whom the enforcement of such change is sought.

8.02        This Sublease shall be governed in all respects by the laws of the State of New York.

8.03        The marginal notes in this instrument are used for convenience in finding the subject matters, and are not to be taken as part of this instrument; or to be used in determining the intent of the parties, or otherwise interpreting this instrument.

8.04        This Agreement shall apply to and bind the respective heirs, distributees, executors, administrators, successors and assigns of the parties hereto but this Section shall not be construed as a consent to any assignment or subletting by the Subtenant.

IN WITNESS WHEREOF, this Sublease has been duly executed on the day and year first hereinabove written.

AMERICAN PARA PROFESSIONAL
SYSTEMS, INC., Sublessor

By:	/s/ James A. Fritz
James A. Fritz, President

AMERICAN LEARNING CORPORATION,
Subtenant

By:	/s/ Gary Gelman
Gary Gelman, President